Exhibit 99.1

DHB Capital Corp. Announces Pricing of $250,000,000 Initial Public Offering

NEW YORK, March 1, 2021 (GLOBE NEWSWIRE) — DHB Capital Corp. (the “Company”) announced today that it priced its initial public offering of 25,000,000 units, at $10.00 per unit. The units will be listed on The Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “DHBCU” beginning March 2, 2021. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the shares of Class A common stock and redeemable warrants are expected to be listed on Nasdaq under the symbols “DHBC” and “DHBCW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry, it currently intends to concentrate its efforts in identifying businesses in the financial and business services industry, with a focus on differentiated financial services and financial services-adjacent platforms. The Company is led by Richard M. DeMartini, Co-Executive Chairman, Robert J. Hurst, Co-Executive Chairman, and Alex Binderow, Chief Executive Officer, President and Director.

BofA Securities and RBC Capital Markets, LLC are acting as joint book-running managers in the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, or by emailing dg.prospectus_requests@bofa.com; or RBC Capital Markets, LLC, Attn: RBC Capital Markets, LLC, Attn: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, New York 10821, telephone: (877) 822-4089 or email: equityprospectus@rbccm.com.

A registration statement relating to the securities has been filed with, and was declared effective by, the U.S. Securities and Exchange Commission (the “SEC”) on March 1, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Alex Binderow

Chief Executive Officer

DHB Capital Corp.

5 Brewster Street #2105

Glen Cove, NY 11542

Tel: (646) 450-5664